Mutual General Release

     This Mutual General Release (the “Release”) dated as of _______, 2003, by and between ______ (the “Executive”), dELiA*s Corp., a Delaware corporation (the “Company”), and Alloy, Inc., a Delaware corporation (“Parent”);

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

     1.     Executive, on behalf of himself and his heirs, executors, attorneys, officers, directors, employees, agents and assigns (collectively, the “Releasors”) hereby irrevocably, unconditionally and generally releases and discharges the Company, Parent and each of their direct and indirect parent companies, their respective subsidiaries and affiliates, and their respective present, former and future officers, directors, shareholders, managers, members, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (collectively, the “Company Releasees”) to the fullest extent permitted by law, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, equity, arbitration or otherwise, which against the Company Releasees, or any of them, the Releasors ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, from the beginning of the world to the date of this Release, including, but not limited to, claims based on his prior Employment Agreement between Executive and DELIA*S Corp. dated as of April 24, 2001 (the “Prior Agreement”), Executive’s employment with the Company and any of its affiliates, and any services provided by Executive to the Company and any of its affiliates, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of discrimination, or tort, contract, or common law claims, and any claim for compensation, severance or vacation or any other form of compensation or benefit, or any gross-up provision designed to pay or compensate Executive for any taxes payable in connection with any of the payments made thereunder (collectively, the “Executive Released Claims”). Anything in this Release to the contrary notwithstanding, nothing contained in this Release shall be a waiver of any rights, and the Executive Released Claims shall not be deemed to include any rights, (a) to indemnification that Executive has against the Company by virtue of his service as an officer or director thereof, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date; or (b) under the Confidentiality and Non-Competition Agreement between Executive, the Company, and Parent, dated as of the date hereof, the Consulting Agreement between Executive and the Company, dated as of the date hereof , and the Termination Agreement between Executive, the Company, and Parent, dated as of the date hereof (all such agreements collectively referred to as the “Executive Agreements”). Each of the Releasors covenant that they will not bring, commence, maintain or prosecute, directly or indirectly, any action at law or proceeding in equity or any legal or administrative proceeding or other claim for damages or other relief against any of the Company Releasees based in whole or in part upon any of the Executive Released Claims. Each of the Releasors further agree that they will not, directly or indirectly, hereafter control, promote, instigate, encourage, assist, or participate in any claim, proceeding or litigation, charging any of the Company Releasees, with any act, cause or claim whatsoever which is in whole or in part in any way related to any of the Executive Released Claims.

     2.     The Company and Parent, each on its own behalf and on behalf of each of its affiliates, direct and indirect parent companies, their respective subsidiaries and affiliates, and each of their respective present, former and future officers, directors, shareholders, managers, members, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (collectively, “Company Releasors”) hereby irrevocably, unconditionally and generally releases and discharges the Executive and his employees and agents in their respective capacities as such, as well as his heirs, executors, administrators, successors and assigns (collectively, “Executive Releasees”), to the fullest extent permitted by law, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, equity, arbitration or otherwise, which against the Executive Releasees, or any of them, the Company Releasors ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, from the beginning of the world to the date of this Release, including, but not limited to, claims based on the Prior Agreement, Executive’s employment with the Company and any of its affiliates, and any services provided by Executive to the Company and any of its affiliates, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of tort or contract, or common law claims thereunder (collectively, the “Company Released Claims”). Anything in this Release to the contrary notwithstanding, nothing contained in this Release shall be a waiver of any rights, and the Company Released Claims shall not be deemed to include any rights, (a) to indemnification for harm caused by the commission of any fraud by the Executive, or (b) under the Executive Agreements. Each of the Company Releasors covenants that it will not bring, commence, maintain or prosecute, directly or indirectly, any action at law or proceeding in equity or any legal or administrative proceeding or other claim for damages or other relief against any of the Executive Releasees based in whole or in part upon any of the Company Released Claims. Each of the Company Releasors further agrees that it will not, directly or indirectly, hereafter control, promote, instigate, encourage, assist, or participate in any claim, proceeding or litigation, charging any of the Executive Releasees, with any act, cause or claim whatsoever which is in whole or in part in any way related to any of the Company Released Claims.

     3.     The parties acknowledge that they have read and fully understand the terms of this Release, that they have obtained legal advice in connection with this Release, and that they are signing it knowingly and voluntarily.

     4.     It is expressly understood that no party to this Release concedes any liability of any kind whatsoever and that this settlement is made as a compromise and voluntary agreement in order to dispose of matters of possible contention between the parties hereto.

     5.     Each of the parties expressly accepts and assumes the risk that if any fact or circumstance is found, suspected or claimed hereafter to be other than, or different from, the facts or circumstances now believed to be true, this Release shall be and remain effective notwithstanding any such difference in any such facts or circumstances.

     6.     Each of the parties represents and warrants to the others that, at all times prior hereto he or it owned all of the claims set forth therein, that no other person has or has had any interest in said claims, and that he or it has sole right to execute this Release, or cause it to be executed on his or its behalf, as the owner of said claims. Each of the parties further represents and warrants to the others that he or it has not sold, assigned, conveyed, or otherwise transferred or encumbered prior to the date of this Release any claim or demand which he or it is now releasing.

     7.     This Release may and shall be pleaded as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or maintained in breach of this Release. Each of the parties agrees to indemnify and hold harmless the other parties from all loss, damage, or cost arising from its breach of this Release, including attorneys’ fees, costs and expenses of prosecuting any action or proceeding to enforce this Release. Any disputes arising out of this Agreement shall be adjudicated in courts located in the State of New York and governed by New York law without regard to its conflicts of laws provisions. The parties expressly concede jurisdiction of said courts to adjudicate any such disputes.

     8.     This Release is and shall be binding upon the parties, their respective agents, heirs, successors, assigns, trustees, and any committee or other arrangement of creditors organized with respect to the affairs of any party.

     9.     If any provision of this Release is held to be illegal, invalid, or unenforceable under present or future laws effective while this Release remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision the parties shall negotiate in good faith to add a provision that is legal, valid, and enforceable and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the parties have bargained hereunder.

     10.     Each of the parties hereto confirms that recovery of damages will be an inadequate remedy for a breach of the provisions of this Release and agrees that, in the event of any such breach, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against another for any such breach, it being the intention of the parties by this Section to make clear their agreement that their respective rights and obligations in this Release shall be enforceable in equity as well as at law or otherwise.

     11.     This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Release to be duly executed as of the date set forth above.

EXECUTIVE

DELIA*S CORP.

Name:
Title:

ALLOY, INC.

Name:
Title:

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

     On __________, 2003, before me appeared ___________ , known to me to be the person described in and who executed the foregoing Release.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

     On __________, 2003, before me appeared __________ , known to me to be __________of __________, the entity described in and which executed the foregoing Release.

Notary Public

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

     On __________, 2003, before me appeared __________ , known to me to be __________ of __________ , the entity described in and which executed the foregoing Release.

Notary Public

Exhibit A

      Pursuant to the Mutual General Release by and between Evan Guillemin and the Surviving Corporation, Mr. Guillemin will receive a lump sum payment from the Surviving Corporation in the amount of $50,000.